Exhibit 99.1
September 18, 2008
Mr. Michael Garland
Director of Value Strategies
CtW Investment Group
1900 L Street NW, Suite 900
Washington, DC 20036
Dear Mr. Garland:
I am responding, on behalf of myself and the other independent directors of Allied, to your letter to me dated September 10, 2008, pursuant to which you have asked the Allied board of directors to rescind any provisions of the employment agreement amendments the board approved on June 22, 2008 that have the effect of increasing change-in-control payments for Allied executives.
The Allied board of directors considered the amendments to Allied’s executive employment agreements in response to concerns raised by Allied management beginning in early 2007. Working with an independent compensation consultant and outside counsel, the management development/compensation committee of the board of directors undertook a comprehensive analysis of Allied’s employment agreements as compared to competitive practices. The committee and board were advised that there were many provisions of the agreements that were atypical. Accordingly, the committee recommended, and the board agreed, that the agreements be amended as disclosed in the preliminary joint proxy statement/prospectus filed with the Securities and Exchange Commission on August 1, 2008.
The board of directors believes that the amendments — which address change-in-control payments as well as other terms of employment — are in the best interests of Allied’s stockholders. The board views executive employment agreements as a critical component of attracting and retaining the best management talent. Further, the board considers change in control payments to be key tools to motivate and retain management in connection with strategic transactions such as the pending Allied-Republic merger. The amendments approved on June 22, 2008 will continue to apply if the Allied-Republic merger is not consummated for any reason. This is because the board of directors concluded that the prior agreements, with their unusual provisions, were not in the best interests of Allied or its stockholders in that they were not adequate to meet the objectives of attracting and retaining executives of the highest caliber.
Your assertions regarding the financial implications of the amendments in connection with the pending Allied-Republic transaction are simply incorrect. Of the five Allied executive officers, only Messrs. Zillmer and Hathaway are not expected to continue with the combined company. The other executive officers are expected to continue and thus the merger will not trigger any cash change-in-control payments for them (as disclosed, vesting of equity awards is automatic upon consummation of the merger for all award holders under the terms of our plans). The board of directors was aware of these facts on June 22, 2008. The combined financial impact of

18500 North Allied Way
Phoenix, AZ 85054
480.627.2700 / FAX 480.627.2701
alliedwaste.com

the additional payments to Messrs. Zillmer and Hathaway as a result of the Allied-Republic merger is $6.5 million.
For the foregoing reasons, the board of directors declines to consider rescinding (or seeking executive agreement to rescind) the amendments to the executive employment agreements approved on June 22, 2008.
Yours truly,
James W. Crownover
Chair, Governance Committee

2